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                                                                Exhibit 10.5 (a)

                                    AGREEMENT

         This Agreement dated as of September 1, 1999 is made between Chicago Bridge & Iron Company, N.V. a Netherlands company (the "Company"), and Gerald M. Glenn, an Illinois resident ("Executive").

                                    RECITALS

         A. The Company has established for the benefit of certain key employees of the Company and its majority-owned subsidiaries the Chicago Bridge & Iron Management Defined Contribution Plan (the "Plan"), funded under the Chicago Bridge & Iron Management Defined Contribution Plan Trust (the "Trust") made as of June 19, 1997 by and between the Company and Smith Barney Private Trust Company, a New York trust company, as trustee (the "Trustee").

         B. Executive is a participant in the Plan. Pursuant to the Plan, Executive has a contingent unvested interest in certain shares (the "Shares") of the common stock of the Company (the "Common Stock") held in the Trust for Executive.

         C. The Company and Executive desire to convert the form of Executive's benefits under the Plan from a contingent interest in the Shares into deferred stock units on the terms and conditions specified in this Agreement and in the Plan as amended pursuant to this Agreement.

                                    AGREEMENT

         The Company and Executive agree as follows:

         1. Executive for himself and his beneficiaries consents to each of the following:

                  (a) an Amendment and Restatement of the Plan (the "Plan Amendment") substantially in the form thereof attached to this Agreement as Exhibit A,

                  (b) an Amendment and Division of the Trust (the "Trust Amendment") substantially in the form thereof attached to this Agreement as Exhibit B, and

                  (c) the application to Executive of Section 6.2 of the Plan as amended and restated by the Plan Amendment to provide for the conversion on a one-for-one basis of his contingent interest in the Shares into restricted stock units representing a right to receive Common Stock at future dates.

          2. Concurrently with the execution of this Agreement, (a) the Company shall adopt the Plan Amendment and (b) the Company and the Trustee shall adopt the Trust Amendment.

         3. Effective as of September 1, 1999, the Company shall grant or cause to be granted to Executive under the Chicago Bridge & Iron Long-Term Incentive Plan ("LTIP") 50,000 Restricted Stock Units (as defined in the LTIP) on the following terms and conditions:



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                  (a) The Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated at any time before a date (the "Vesting Date") which is the earlier of (i) a "Change of Control" as such term is defined in the Chicago Bridge & Iron Company Management Defined Contribution Plan, or (ii) April 1, 2002.

                  (b) If Executive's employment with the Company or any of its Subsidiaries or affiliated companies terminates before the Vesting Date for any reason (including retirement) other than death, Disability (as defined in the LTIP) or dismissal for the convenience of the Company, Executive shall forfeit all such Restricted Stock Units as of the date of his termination of employment.

                  (c) The Restricted Stock Units will be settled by the distribution to Executive of a number of shares of Common Stock equal to the number of Restricted Stock Units that have not previously been forfeited. The date of such settlement (the "Settlement Date") shall be the later to occur of (i) the first business day after Executive's termination of employment or (ii) the first business day after the Vesting Date; provided, however, that if the general counsel of the Company determines that Executive's right to sell Common Stock on the open market on such date is restricted by the Company's insider trading policy then applicable to Executive, the Settlement Date shall be deferred until the first subsequent business day on which the Company's general counsel determines that Executive can sell Common Stock on an unrestricted basis. Notwithstanding the foregoing provisions of this subsection (c), in the event of a Change of Control (as defined in subsection (a)), the Settlement Date shall be the date of the Change of Control.

                  (d) In the event that the Company shall at any time pay a dividend in cash or Common Stock to the holders of Common Stock as of any record date before the Settlement Date, the Company shall concurrently (i) pay to Executive in respect of each nonforfeited Restricted Stock Unit then held by Executive pursuant to this Agreement a cash amount equal to the amount of the cash dividend payable in respect of each share of Common Stock and (ii) grant to Executive additional Restricted Stock Units equal to the number of shares of Common Stock payable as a dividend in respect of each share of Common Stock then outstanding. Any such additional Restricted Stock Units shall be subject to the terms of this Agreement.

         4. To the extent that any tax (a "FICA Medicare Tax") imposed by
Section 3101(b) of the Internal Revenue Code of 1986 is withheld from dividends payable to the Executive under Section 4.4 of the Plan, the Company will pay Executive, simultaneously with the payment of such dividends, an amount (the "FICA Tax Gross-Up Amount") sufficient, after Executive's payment of all federal, state and local income, excise and other taxes on the FICA Tax Gross-Up Amount, to provide Executive with the amount equal to the FICA Medicare Tax.

         5. The Company shall at the written request of the Executive purchase from Executive all or any part of the Shares of Common Stock distributed to the Executive under the Plan on the following terms and conditions:



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                  (a) The written request shall be signed by Executive, and
         dated and delivered to the office of the Treasurer of the Company during regular working hours on a date (the "Put Date") which is not earlier than the first business day occurring more than six months after the date of distribution of such Shares and not later than the 180th day occurring more than six months after the date of distribution of such Shares, stating the number of Shares to be sold to the Company and (if such Shares were distributed in certificated form) accompanied by such Share certificates duly endorsed for transfer.

                  (b) The price for the Shares shall be the average of the high and low trading prices of the Common Stock of the Company on the New York Stock Exchange (or, if the Common Stock of the Company is not then listed on the New York Stock Exchange, the closing prices of the Shares on such other national exchange on which the Common Stock is principally traded or as reported by the National Market system, or similar organization, or if no such quotations are available, the averages of the daily high bid and low asked quotations in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organization), for the Put Date. The closing of the purchase and sale shall occur, and the Company shall pay Executive the purchase price in full in cash, within five business days of the Put Date.

                  (c) Notwithstanding subsections (a) and (b), if the General Counsel of the Company determines in good faith and notifies Executive in writing that as of the Put Date the Purchase of the Shares by the Company (i) is forbidden by applicable law because of circumstances reasonably unforseeable by, and beyond the reasonable control of, the Company; (ii) is forbidden by or subject to a substantial restriction under any contract made on or before the date hereof and binding on the Company or any contract made after the date hereof if the Company shall have exerted best efforts in negotiating such contract to limit any such prohibition or restriction; or (iii) subjects the Company to a material tax (other than a tax described in Section 6 below) or to a charge in earnings by reason of a change in applicable revenue law or change in applicable accounting standards from those existing on or before the date hereof then in any such case the Company shall not be required to purchase the Shares under this Section, but the Executive may at his option require the Company to purchase the Shares on a deferred Put Date which shall be the first day on which such purchase is not so forbidden, restricted or taxed, at the purchase price determined under subsection (b) as of that deferred Put Date.

         6. In the event that a revenue authority asserts that a tax is due but was unpaid by Executive by reason of a taxable event prior to the date Executive is entitled to a distribution of his Stock Account (a "Tax Claim"), the Company will indemnify Executive and hold him harmless as follows:

                  (a) The Company will pay Executive an amount equal to the sum of the interest and penalties (if any) forming part of the Tax Claim.

                  (b) If (i) the amount of the Tax Claim, when paid, minus the indemnity payment under subsection (a), exceeds (ii) the value of the Executive's Stock Account when distributed (or when the Tax Claim is paid if prior to distribution of the Stock Account), the Company will pay Executive an amount equal to such difference.




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                  (c) Simultaneously with any payment required under subsection
         (a) or (b) the Company will pay Executive an amount (the "Tax Gross-Up Amount") sufficient, after Executive's payment of all federal, state and local income, excise and other taxes on the Tax Gross-Up Amount, to provide Executive after such taxes with the amounts of any federal, state and local income, excise and other taxes (if any) payable with respect to the amounts payable under subsections (a) and (b).

                  (d) Any payment required under subsection (a), (b) or (c) shall be made promptly upon Executive's payment of the Tax Claim or as soon as practicable thereafter.

                  (e) Executive shall notify the Company promptly of receipt of any communication from a revenue authority respecting an actual or potential Tax Claim. The Company shall have the right at its own expense to control the negotiation, settlement, appeal or litigation of the Tax Claim. Executive shall cooperate fully with the Company in any such negotiation, settlement, appeal or litigation.

         7. Executive may request in writing that the Company prepare and file as soon as reasonably practicable a registration statement on Form S-2 or S-3 or any similar short-form registration available to the Company under the Securities Act of 1933 ("Securities Act") to register the offer and sale of all or any portion of the Shares distributed under the Plan (the "Securities") on the following terms and conditions:

                  (a) The aggregate public offering price of the Securities to be sold in such offering by Executive (after aggregation with the Securities to be sold in the same offering by any other executive having similar contractual registration rights) may not be less than $5 million. The Company shall not be required to undertake more than one registration pursuant to this Section.

                  (b) Subject to the next sentence of this paragraph, the Company shall be entitled to postpone, for a reasonable period of time, the filing or effectiveness of or suspend the rights of Executive to make sales pursuant to a registration statement otherwise required to be prepared, filed and made and caused to become effective by IT pursuant to this Section. The duration of such postponement or suspension may not exceed the earlier to occur of (i) 15 days after the cessation of the circumstances described in the next sentence of this subsection on which such postponement or suspension is based or (ii) 90 days after the date of the determination of the Board of Directors referred to in the next sentence. Such postponement or suspension may be effected only if the Board of Directors of the Company determines that the filing or effectiveness of, or sales pursuant to, such registration statement would (i) materially impede, delay or interfere with any material financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving the Company or any of its subsidiaries (a "Significant Transaction") or
         (ii) require the Company to make public disclosures or file publicly-available documents with the U.S. Securities and Exchange Commission ("SEC") sooner than otherwise required by applicable securities laws, which disclosure or filings, as applicable, would materially impede, delay or interfere with any Significant Transaction or otherwise have a material adverse effect on the Company and its subsidiaries taken as a whole.

                   (c) In connection with any such registration, (i) the Company will use its



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         reasonable best efforts to cause such registration statement to be declared effective on the date requested by Executive and (ii) the Company and Executive shall enter into an underwriting agreement containing customary terms, representations and covenants (including customary indemnification provisions and customary contribution provisions based on the relative fault of the parties) with one or more managing underwriters selected by Executive (subject to the approval of the Company, which approval shall not unreasonably be withheld). The Company shall pay all of the legal, accounting, printing, filing and other fees and expenses of such registration, except that Executive shall pay all underwriters' discounts and commissions relating to the sale of his shares of common stock of the Company and the fees and disbursements of Executive's legal counsel, if any. No securities of the Company other than Shares distributed under the Plan shall be included in such Demand Registration.

         8. In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive (the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any similar tax that may hereafter be imposed, the Company shall pay Executive, at the same time as it pays such amount or benefit, an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income or employment tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 1(b), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments, further calculated as follows:

                  (a) For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3)) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Change of Control (the "Accountants"), or tax counsel selected by such Accountants, the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax; and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of
         Section 280G of the Code.

                  (b) For purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed to pay (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made; and (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.



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                  (c) In the event that the Excise Tax is subsequently
         determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive. Executive and the Company shall mutually agree upon the course of action to be pursued if Executive's good faith claim for refund or credit is denied, provided that the Company shall bear the cost of any expenses incurred which are related to pursuing any recovery of any amount paid in respect of the Excise Tax.

                  (d) In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

         9. Executive shall from time to time execute and deliver such further documents and consents and do all other acts and things as the Company may reasonably request to implement the Plan Amendment and Trust Amendment in accordance with their respective terms.

         10. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration held in accordance with the rules of the American Arbitration Association pertaining to the resolution of employment disputes. Any such arbitration shall be held in Chicago, Illinois unless the parties otherwise agree in writing. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         11. The Company shall pay on a current basis all legal expenses (including attorneys' fees) incurred by Executive in enforcing his rights under the Plan or the Trust or in connection with any advice or arbitration pursuant to Section 10 respecting this Agreement (including judicial enforcement or defense of any arbitrator's award). Executive shall repay such amounts, plus interest compounded semiannually at the short-term annual Applicable Federal Rate (as determined under Section 1274(b) of the Code as in effect on the date Executive first incurs such expenses) if the arbitrator (or a court) determines that Executive's position was frivolous or not taken in good faith.

         12. The Company shall have the right to withhold any amounts otherwise payable under this Agreement to the extent required to satisfy its withholding obligations under applicable federal, state and local tax laws.




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         13. This Agreement may be amended or modified one by a written instrument executed by the Company and Executive. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.

         14. This Agreement contains the entire understanding of the Company and the Executive with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.

         15. This Agreement shall be subject to and construed in accordance with the laws of the State of Illinois, without regard to its rules or provisions of law regarding conflict of laws.



         IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first above written.

                                       CHICAGO BRIDGE & IRON COMPANY N.V.



                                       By:  CHICAGO BRIDGE & IRON COMPANY B.V.
                                            ---------------------------------
                                            Chicago Bridge & Iron Company B.V.,
                                            its sole Managing Director



                                       By:  /s/ Robert B. Jordan
                                            --------------------
                                            Its authorized officer


                                       EXECUTIVE


                                       /s/ Gerald M. Glenn
                                       -----------------------------------------
                                           Gerald M. Glenn




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